FORM 4

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                                                           OMB APPROVAL
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                                                  OMB Number    3235-0287
                                                  Expires:    April 30, 1997
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person

     F. David Radler
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   (Last)                           (First)             (Middle)

     c/o Hollinger International Inc.
         401 North Wabash, Ste. 740
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                                    (Street)

          Chicago, Illinois 60611

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   (City)                           (State)              (Zip)

     Hollinger International Inc. -- HLR
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2.   Issuer Name and Ticker or Trading Symbol


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3.   IRS or Social Security Number of Reporting Person (Voluntary)


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4.   Statement for Month/Year

     October, 1998
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          Deputy Chairman, President and COO
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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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                                                                                                               6.
                                                                 4.                              5.            Owner-
                                                                 Securities Acquired (A) or      Amount of     ship
                                                    3.           Disposed of (D)                 Securities    Form:      7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct     Nature of
                                      2.            Code         ------------------------------- Owned at End  (D) or     Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month      Indirect   Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3     (I)        Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)        (Instr. 4) (Instr. 4)
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8.625 Senior Notes of Hollinger         10/15/98       P              100,000     A     $104.00*    100,000       I          **
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 International Inc. due 3/15/05
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(9.25 Senior Notes due 3/15/07)             --         --      --        --        --     --        200,000        --        --
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4, and 5)     Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:

*Notes are sold in batches of 100. Price reflects amount paid per 100 notes. Total purchase price for 100,000 Notes was $104,000

**Via F.D. Radler Ltd.


               F. David Radler                                   10/29/98
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      **Signature of Reporting Person                             Date
               F. David Radler

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.






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                                                                 SEC 1474 (7-97)